                                                FILED PURSUANT TO RULE 424(b)(1)
                                                      REGISTRATION NO. 333-19601


PROSPECTUS
----------

                                 35,000 SHARES

                             ADVENT SOFTWARE, INC.

                              --------------------

                                  COMMON STOCK
                                $0.01 PAR VALUE

                              --------------------

     This Prospectus relates to the public offering, which is not being underwritten, of shares of the common stock ("Common Stock") of Advent Software, Inc., a Delaware corporation (together with its consolidated subsidiaries, "Advent" or the "Company") offered from time to time by the Selling Shareholder named herein (the "Selling Shareholder") for his own benefit. It is anticipated that the Selling Shareholder will generally offer shares of Common Stock for sale at prevailing prices in the over-the-counter market on the date of sale. The Company will receive no part of the proceeds of sales made hereunder. The Common Stock to which this Prospectus relates was received by the Selling Shareholder pursuant to the acquisition of all of the outstanding capital stock of Bold Software, Inc., a New York corporation, by the Company (the "Acquisition"). The Common Stock issued to the Selling Shareholder in the Acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), provided by Section 4(2) thereof. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by Selling Shareholder will be borne by such Selling Shareholder. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     The Common Stock of the Company is traded on the Nasdaq National Market (Nasdaq Symbol: ADVS). On January 23, 1997, the closing price of the Company's Common Stock was $27.50.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

     The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

               The date of this Prospectus is January 24, 1997.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Advent Software, Inc., 301 Brannan St., San Francisco, CA 94107, Attn: Investor Relations (telephone (415) 543-7696).

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. Information, as of particular dates, concerning directors and officers of the Company, their remuneration, options granted to them, and the principal holders of securities of the Company has been disclosed in the proxy statements distributed to shareholders of the Company and filed with the Commission.

                             ADDITIONAL INFORMATION

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act; (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, filed pursuant to Section 13 of the Exchange Act;
(iii) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1996, filed pursuant to Section 13 of the Exchange Act; (iv) the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1996, filed pursuant to Section 13 of the Exchange Act; (v) the Company's Proxy Statement dated April 4, 1996, for the 1996 Annual Meeting of Stockholders, filed pursuant to Section 14 of the Exchange Act; and (vi) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on October 18, 1995.

     All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


                                  THE COMPANY

     Advent Software, Inc. is a leading provider of stand-alone and client/server software products, data interfaces and related services that automate and integrate certain mission-critical functions of investment management organizations. Advent's suite of complementary products for the front, middle and back office include Advent's portfolio accounting and management systems; a trade order management system; and a client contact and management system. These products address the need to facilitate the management of increasingly large and complex information and data flows both within investment management organizations and between such organizations and third parties, such as brokerage firms, clients, custodians, banks, pricing services and other data providers. Advent's products are designed to reduce client costs, improve the accuracy of client information, and generally enable clients to devote more time to improving the service they provide to their customers rather than focusing on operational details. Advent's strategy is to develop long-term client relationships and to maintain a high level of lifetime client satisfaction which Advent believes will result in additional recurring revenues from new product licenses, renewals of maintenance contracts and new data products.

     Advent's clients include many of the world's leading investment management organizations. These organizations vary significantly in size, assets under management and the complexity of their investment environments. At present, Advent has licensed its products to more than 4,000 institutions, for use by more than 14,000 concurrent users.

     In February 1996, Advent acquired Data Exchange, Inc. (DX Group), a private company based in New York, New York, for $4.8 million. The DX Group's WinDx(TM) product is a client/server portfolio management system designed specifically for regional broker/dealers and other top tier professional money managers with more than $1 billion in assets under management. The transaction was accounted for as a purchase. Advent incurred a one-time charge of $5.6 million in the first quarter of 1996 in connection with the write-off of in-process research and development.

     Advent was founded in 1983. Its principal executive offices are located at 301 Brannan Street, San Francisco, CA 94107, and its telephone number at that location is (415) 543-7696. As used in this Prospectus, the terms "Advent" and the "Company" refer to Advent Software, Inc. and its consolidated subsidiaries, except as otherwise indicated.

     Advent and the Advent logo are registered trademarks of the Company.

                                  RISK FACTORS

     In addition to reviewing the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, the other documents incorporated herein by reference and the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the Common Stock offered hereby:

     Fluctuations in Quarterly Operating Results.  The Company's net revenues
     -------------------------------------------
and operating results have varied substantially from period to period on a quarterly basis, and may continue to fluctuate due to a number of factors, including (i) the timing and size of the Company's individual license transactions and, in particular, the fact that the Company's net revenues in any quarter can vary substantially based on a limited number of large licenses, (ii) the relatively long and highly variable sales cycle for the Company's software products, (iii) the timing of the introduction and the market acceptance of new products or product enhancements by the Company or its competitors, (iv) the relative proportions of license revenues derived from various software products,
(v) the relative proportion of net revenues derived from license revenues, maintenance and other recurring revenues and professional services and other revenues, (vi) the seasonality of purchases by clients and (vii) fluctuations in economic and financial market conditions and resulting changes in client or potential client budgets.

     As the Company's licenses into multiuser networked environments have increased both in individual size and number, the timing and size of individual license transactions are becoming increasingly important factors in the Company's quarterly operating results. For example, during the nine months ended September 30, 1996, sales of software licenses to four clients accounted for approximately 8% of net revenues. The sales cycles for these transactions are often lengthy and unpredictable. Accordingly, there can be no assurance that the Company will continue to be successful closing these larger license transactions, on a timely basis or at all. Accordingly, if in the future revenues from large site licenses constitute a material portion of Advent's net revenues, the timing of such licenses could cause additional variability in Advent's quarterly operating results. Additionally, the Company generally has realized lower revenues from license fees in the first quarter of the year than in the immediately preceding quarter. The Company believes that this has been primarily due to the concentration by some clients of larger capital purchases in the fourth quarter of the calendar year and their lower purchasing activity during the subsequent first quarter. Furthermore, the Company has often recognized a substantial portion of its license revenues in the last month of a quarter. As a result of the above factors, revenues for any future quarter are not predictable with any significant degree of accuracy.

     The Company's software products are typically shipped shortly after receipt of a signed license agreement and initial payment and, consequently, software product backlog at the beginning of any quarter typically represents only a small portion of that quarter's expected revenues. The Company's expense levels are based in significant part on the Company's expectations of future revenues and therefore are relatively fixed in the short term. Due to the fixed nature of these expenses combined with the relatively high gross margin historically achieved by the Company on products and services, an unanticipated decline in net revenues in any particular quarter is likely to disproportionately adversely affect operating results.

     Due to all of the foregoing factors, the Company believes that period to period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. There can be no assurance that the Company will remain profitable in the future or that future revenues and operating results will not also vary substantially. It is also likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In either case, the price of the Company's Common Stock could be materially adversely affected.

     Product Concentration.  During 1995 and 1996, the Company derived a
     ---------------------
substantial majority of its net revenues from licenses of Axys and related products and services. In addition, certain of the Company's new products, such as Moxy, Qube and various data interfaces, are currently designed to operate with Axys and not on a stand-alone basis. As a result, the Company believes that a significant portion of the Company's net revenues, at least through 1997, will be dependent upon continued market acceptance of Axys, enhancements or updates to Axys and related products and services. There can be no assurance that net revenues from Axys and related products and services will continue to grow at historical rates or be sustainable at current revenue levels, or that the enhancements to Axys or related products will achieve market acceptance. Any decline in the demand for Axys or related products and services or any failure of net revenues derived from such products or services to meet the Company's expectations could have a material adverse effect on the business, operating results and financial condition of the Company.

     Dependence on New Products and Product Enhancements; Rapid Technological
     ------------------------------------------------------------------------
Change. The Company's future business, operating results and financial condition
------
will continue to depend upon its ability to develop new products that address the future needs of its target markets and to respond to industry standards and practices. For example, in 1995, Advent introduced Geneva to target organizations with complex international accounting and reporting requirements. Advent is directing a significant amount of its product development expenditures to the on-going development of Geneva. There can be no assurance that Advent will be successful in marketing a fully commercial version of Geneva. Advent's failure to successfully develop and market a fully commercial version of Geneva could adversely affect Advent's business and operating results. There can be no assurance that the Company will be successful in developing, introducing and marketing new products or product enhancements, on a timely and cost effective basis, if at all, or that its new products and product enhancements will adequately meet the requirements of the marketplace or achieve market acceptance. Delays in the commencement of commercial shipments of new products or enhancements may result in client dissatisfaction and delay or loss of product revenues. If the Company is unable, for technological or other reasons, to develop and introduce new products or enhancements of existing products in a timely manner in response to changing market conditions or client requirements, or if new products or new versions of existing products do not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected. In addition, Advent's ability to develop new products and product enhancements is dependent upon the products of other software vendors, including certain system software vendors, such as Microsoft Corporation, database vendors and development tool vendors. In the event that the products of such vendors have design defects or flaws, or if such products are unexpectedly delayed in their introduction, Advent's business, operating results and financial condition could be materially adversely affected.

        Additionally, software products as complex as those offered by the Company may contain undetected errors or failures when first introduced or as new versions are released. Although the Company has not experienced material adverse effects resulting from any software errors, there can be no assurance that, despite testing by the Company and its clients, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results and financial condition.

     Dependence on Financial Markets.  The Company has derived substantially all
     -------------------------------
of its revenues from the license of software products, data interfaces and related services for automating investment management functions, and its future growth is critically dependent on increased revenues from these products and services. The target clients for the Company's products include a range of organizations that manage investment portfolios, including investment advisors, brokerage firms, banks and hedge funds. In addition, the Company targets corporations, public funds, universities and non-profit organizations which also manage investment portfolios and have many of the same needs. The success of many of the Company's clients is intrinsically linked to the health of the financial markets. The Company believes that demand for its products could be disproportionately affected by fluctuations, disruptions, instability or downturns in the financial markets which may cause clients and potential clients to exit the industry or delay, cancel or reduce any planned expenditures for investment management systems and software products. Any resulting decline in demand for the Company's products would have a material adverse effect on the business, operating results and financial condition of the Company.

     Intense Competition.  The market for investment management software is
     -------------------
segmented by the relative size of the organizations that manage investment portfolios. In addition, the market in each segment is intensely competitive and highly fragmented, subject to rapid change and highly sensitive to new product introductions and marketing efforts by industry participants. Advent's competitors include providers of software and related services as well as providers of timeshare services. Competitors vary in size, scope of services offered and platforms supported. In addition, the Company competes indirectly with existing and potential clients, many of whom develop their own software for their particular needs and therefore may be reluctant to license software products offered by independent vendors such as the Company. The Company believes that the principal competitive factors affecting its market include product performance and functionality, ease of use, scalability, ability to integrate external data sources, product and company reputation, client service and support and price. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, operating results and financial condition.

     Many of the Company's competitors have longer operating histories and greater financial, technical, sales and marketing resources than the Company. Moreover, as the market develops, a number of companies with significantly greater resources than the Company could attempt to increase their presence in this market by acquiring or forming strategic alliances with competitors of the Company or increase their focus on the industry or on segments in which they do not currently compete. Increased competition may result in price reductions, reduced operating margins and loss of market share, any one of which could materially adversely affect the Company's business, operating results of operations or financial condition.

     Management of Growth.  The Company's business has grown significantly in
     --------------------
size and complexity over the past three years. Net revenues increased from $20.1 million in 1994 to $26 million in 1995 and to $26.1 million in the first nine months of 1996. In addition, the Company has grown from 144 employees at December 31, 1993 to 265 employees at September 30, 1996. The growth in the size and complexity of the Company's business and expansion of its product line as well as its client base has placed and is expected to continue to place a significant strain on the Company's management and operations. Many of the members of the Company's senior management team, including its Chief Executive Officer, have no prior executive management experience in publicly traded software companies. The Company anticipates that continued growth, if any, will require it to recruit and hire additional members to its senior management team, as well as a substantial number of new engineering, managerial, finance, sales and marketing and support personnel. There can be no assurance that the Company will be successful at hiring or retaining such personnel. The Company's ability to compete effectively and to manage future growth, if any, will depend on its ability to continue to implement and improve operational, financial and management information systems on a timely basis and to expand, train, motivate and manage its work force. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence on Key Personnel.  The Company's success depends to a
     ---------------------------
significant extent upon a limited number of members of senior management and other key employees, including Stephanie DiMarco, the Company's Chairman of the Board, President and Chief Executive Officer. The Company's key employees may voluntarily terminate their employment with the Company at any time.
Competition for such employees is intense and the process of locating key technical and management personnel with the combination of skills and attributes required to execute the Company's strategy is often lengthy. Accordingly, the loss of the service of one or more key managers or other employees could have a material adverse effect upon the Company's business, operating results and financial condition.

     Relationship with Interactive Data.  Interactive Data provides computer-
     ----------------------------------
based information services to many of the Company's clients, thereby allowing those clients to use the Company's products to access, retrieve and process financial information residing on Interactive Data's computer system. Interactive Data pays the Company a commission based on Interactive Data's revenues from such services, which commission accounted for a significant percentage of the Company's net revenues for the year ended December 31, 1996. The Company's software products have been customized to be compatible with Interactive Data's system and such software would need to be redesigned if Interactive Data's services were unavailable for any reason. The current term of the Company's contract with Interactive Data ends on September 30, 2003 and is renewed automatically for additional 12 month periods unless either party gives the other at least 24 months prior notice of termination. There can be no assurance that Interactive Data will continue to offer data to the Company's clients or that the Company's clients will continue to purchase data from Interactive Data at or above current levels, if at all. In the event that the Company's relationship with Interactive Data were terminated or Interactive Data's services were unavailable to the Company's clients for any reason, replacing Interactive Data could be costly and time consuming and the loss of the related commission revenue would have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that the Company would be able to develop an interface with an alternative data supplier or develop internally a similar information service in a timely and cost-effective manner and without disruption to the Company's clients. Further, the Company expects to face increasing competition for its computer-based information services from third party suppliers from which the Company will receive no commissions.

        Product Defects and Product Liability. The Company's software products
        -------------------------------------
are highly complex and sophisticated and could from time to time contain design defects or software errors which could be difficult to detect and correct. Despite extensive testing, the Company from time to time has discovered defects or errors only after its systems have been used by many clients. There can be no assurance that such defects or errors will not cause delays in product introductions and shipments, result in increased costs, require design modifications or impair client satisfaction with the Company's products. Since the Company's products are generally used by its clients to perform mission-critical functions, design defects, software errors, misuse of the Company's products, incorrect data from external sources or other potential problems within or out of the Company's control that may arise from the use of the Company's products could result in financial or other damages to the Company's clients. Although the Company's license agreements with its clients typically contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities arising from such claims, such provisions may not effectively protect the Company against such claims and the liability and costs associated therewith. Accordingly, any such claim could have a material adverse effect upon the Company's business, operating results and financial condition.

     Volatility of Stock Price.  The Company's Common Stock has experienced
     -------------------------
substantial price volatility and such volatility may occur in the future, particularly as a result of quarter to quarter variations in the actual or anticipated financial results of, or announcements by, the Company, its competitors and other companies in the software industry. In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have often been unrelated to the operating performance of these companies.
Broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock. In addition, because a decline in the financial markets may cause a decrease in demand for the Company's products and services, any general decline in stock prices may cause a disproportionate decline in the price of the Company's Common Stock.

                              SELLING SHAREHOLDER

     The following table shows (i) the name of the Selling Shareholder, (ii) the number of shares of Common Stock beneficially owned prior to the offering, (iii) the number of shares of Common Stock to be sold by the Selling Shareholder pursuant to this Prospectus and (iv) the number of shares beneficially owned after the offering:


                             Shares         Shares to be        Shares
                       Beneficially Owned   Sold in the     Beneficially Owned
       Name            Prior to Offering      Offering    After the Offering (1)
-----------------      ------------------   ------------  ----------------------
Charles R. Record           35,000            35,000                0

--------
(1) The Selling Shareholder owns less than 1% of the outstanding shares of Common Stock of the Company.


                              PLAN OF DISTRIBUTION

     The Company has been advised by the Selling Shareholder that he intends to sell all or a portion of the shares offered hereby from time to time in the over-the-counter market and that sales will be made at prices prevailing at the times of such sales. The Selling Shareholder may also make private sales directly or through a broker or brokers, who may act as agent or as principal. In connection with any sales, the Selling Shareholder and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. The Company will receive no part of the proceeds of sales made hereunder.

     Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Shareholder (and, if they act as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Shareholder. Broker-dealers may agree with the Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

     The Company has advised the Selling Shareholder that the anti-manipulative Rules 10b-6 and 10b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), may apply to his sales in the market, has furnished the Selling Shareholder with a copy of these Rules and has informed the Selling Shareholder of the need for delivery of copies of this Prospectus. The Selling Shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

     Upon notification by the Selling Shareholder to the Company that any material arrangement has been entered into with a broker-dealer for the sale of shares through a cross or block trade, a supplemental prospectus will be filed under Rule 424(c) under the Securities Act setting forth the name of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold by the Selling Shareholder, the commissions paid or discounts or concessions allowed by the Selling Shareholder to such broker-dealer(s), and where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus.

     Any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that Rule rather than pursuant to this Prospectus.

     There can be no assurance that the Selling Shareholder will sell any or all of the shares of Common Stock offered by them hereunder.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company's Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

     The Company has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Company's Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     The Company understands that the staff of the Securities and Exchange Commission is of the opinion that statutory, charter and contractual provisions as are described above have no effect on claims arising under the federal securities laws.


                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain members of Wilson Sonsini Goodrich & Rosati, Professional Corporation, and investment partnerships of which such persons are partners, beneficially own 4,472 shares of the Company's Common Stock.


                                    EXPERTS

          The consolidated financial statements of Advent Software, Inc. as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, and the related consolidated financial statement schedule, incorporated by reference to the Company's Annual Report on Form 10-KSB, have been incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

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